Exhibit 99.1

American Eagle Energy Announces Operations Update and

Reports Results for Second Quarter 2014

DENVER, CO—August 4, 2014—American Eagle Energy Corporation (NYSE MKT: AMZG) (“American Eagle” or the “Company”), announces an operational update and discussion of its financial results for the second quarter ended June 30, 2014, along with an update of its mid-year 2014 estimated proved reserves. The Company intends to file its Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission today.

Highlights

•	American Eagle added 8 gross (4.0 net) operated wells to production during the quarter;
•	Production of 182,522 barrels of oil equivalent (“BOE”), or an average of 2,006 BOEPD:
o	year-over-year increase of 56% from the 1,288 BOEPD (117,164 BOE)
o	sequential quarterly increase of 22% from 1,645 BOEPD (148,048 BOE)
•	Second quarter 2014 oil and gas sales of $16.5 million:
o	a year-over-year increase of 59%
o	a sequential quarterly increase of 31%
•	Adjusted EBITDA* of $9.6 million;
•	Adjusted Cash Flow* of $6.7 million or $0.22 per diluted share;
•	Adjusted Net Income* of $2.3 million or $0.07 per diluted share; and
•	American Eagle’s mid-year proved reserves engineered by Ryder Scott Company, L.P. (“Ryder Scott”) were estimated at 15.4 million barrels of oil equivalent (“MMBoe”) (89% oil) with an associated Pre-Tax PV-10 of $336 million

* Non-GAAP financial measure. Please see Adjusted EBITDA, Adjusted Cash Flow and Adjusted Net Income descriptions and tables later in this earnings release for a reconciliation of these measures to their nearest comparable GAAP measure.

Management Comments

Brad Colby, President and CEO of American Eagle, said, “We are excited about the opportunities in front of us as we prepare to complete and bring onto production our 4-well pad that has an average working interest of 88% and is located in an area where we have had very good recent well results, most notably from the Murielle, Taylor and Bryce wells. The 4-well pad should add significant production and showcase our potential to realize cost savings relating to continued pad development. Continued drilling efficiency will allow us to drill more wells without increasing rig count and improved weather conditions should provide an opportunity to decrease well completion costs. We anticipate that our current development program will allow us to add to our proved reserve base during the second half of 2014 and position us for significant reserve growth in 2015.”

Second Quarter 2014 Financial and Operational Results

For the quarter ended June 30, 2014, the Company had oil and gas sales of $16.5 million, which represented an increase of 59% over the $10.4 million reported for the second quarter ended June 30, 2013 and an increase of 31% over the $12.5 million reported for the first quarter ended March 31, 2014. This increase in sales on both an annual and sequential quarterly basis is primarily due to an increase in production as 43 gross (24.0 net) operated wells were producing in the Bakken and Three Forks formations during the second quarter 2014, compared to production from 20 gross (6.4 net) operated wells at the end of June 30, 2013 and 35 gross (20.0 net) operated wells as of March 31, 2014. During the second quarter 2014, oil production represented 99% of total oil and gas sales revenue and 96% of total production.

American Eagle’s second quarter 2014 realized oil price per barrel prior to the effect of hedges was positively impacted by a lower differential discount of approximately $10.87 relative to WTI due to an agreement that locks in a $10.75 discount to WTI for the Company’s 2014 operated oil production and compares with a differential discount of approximately $11.57 during the first quarter 2014.

Adjusted EBITDA for second quarter 2014 was $9.6 million, representing an increase of 49% from $6.4 million reported for the second quarter ended June 30, 2013 and an increase of 29% from $7.4 million reported for the first quarter ended March 31, 2014. Relative to the second quarter ending June 30, 2013, the increase in Adjusted EBITDA is primarily due to higher oil and gas sales from increased production, operating leverage realization in general and administrative (“G&A”) expenses (excluding stock-based compensation), and an increase in realized oil prices before including the negative effect of hedges realized during the quarter. However, the improvement in Adjusted EBITDA was partially offset by a higher differential when comparing realized oil price to benchmark oil prices such as West Texas Intermediate (“WTI”) and higher lease operating expenses. Similarly, in comparison to the quarter ending March 31, 2014, the 29% increase in Adjusted EBITDA is due primarily to an increase in average daily oil equivalent production, higher realized oil prices and lower relative G&A expenses, which were partially offset by lease operating expenses and higher production taxes, for production volumes realized in the quarter.

Lease operating Expense (“LOE”) for the quarter ended June 30, 2014 was $18.15 per BOE, which was higher than normal and resulted from challenging weather conditions that required a significant increase in site and road maintenance expenses that accounted for approximately $2.65 per BOE, as well as increased workover expenses that accounted for approximately $2.37 per BOE. Higher production levels helped to reduce per unit G&A expenses on both an annual and sequential quarter comparison, as G&A, excluding stock-based compensation, was $6.67 per BOE during the second quarter 2014 compared to $8.31 per BOE for the prior year and $10.56 per BOE for the prior quarter. Adjusted EBITDA per BOE for the quarter ended June 30, 2014 was $52.53, as compared to $54.99 per BOE for the second quarter ended June 30, 2013 and $50.29 per BOE for the first quarter ended March 31, 2014.

	Three Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2014	2014	2013	2013	2013
Crude Oil Revenues ($000s)	$16,225	$12,267	$13,272	$11,585	$10,366
Natural Gas Revenues ($000s)	$106	$72	$114	$26	$4
Natural Gas Liquids Revenues ($000s)	$132	$206	$115	$28	$0

Net Production:
Crude Oil (Barrels)	175,509	140,841	164,923	123,343	117,001
Crude Oil Mix	96%	95%	95%	98%	100%
Natural Gas (Mcf)	16,977	11,370	20,055	6,333	980
Natural Gas Liquids (Barrels)	4,183	5,312	4,563	944	0

Total Net Production (BOE)	182,522	148,048	172,829	125,343	117,164
Quarter-Over-Quarter Increase	23%	-14%	38%	7%	34%

Average Daily Production (BOEPD)	2,006	1,645	1,879	1,362	1,288
Quarter-Over-Quarter Increase	22%	-12%	38%	6%	32%

Average Sales Prices:
Crude Oil Per Barrel	$92.45	$87.10	$80.48	$93.92	$88.60
Effect of Settled Oil Derivatives Per Barrel	$(2.60)	$0.82	$4.16	$0.94	$0.00
Crude Oil Net of Settled Derivatives Per Barrel	$89.85	$87.92	$84.64	$94.86	$88.60
Natural Gas Per Mcf	$6.25	$6.37	$5.67	$4.09	$4.40
Natural Gas Liquids Per Barrel	$31.44	$38.83	$25.27	$29.67	$0.00
Realized Price Per BOE	$87.69	$85.52	$82.10	$93.78	$88.51

Average Per BOE:
Lease Operating Expenses	$18.15	$15.36	$13.59	$14.09	$15.31
Production Taxes	$10.34	$9.32	$9.28	$10.28	$9.90
G&A Expenses, Excluding Stock-Based Compensation	$6.67	$10.56	$15.07	$12.04	$8.31
Total	$35.16	$35.24	$37.94	$36.41	$33.52

Adjusted EBITDA per BOE	$52.53	$50.29	$44.16	$57.36	$54.99

Well Development Activity

Since the Company’s July 16, 2014 operations update, it has continued to drill and complete wells successfully. Concurrent with that update, American Eagle released preliminary results on wells that had not yet produced for a full 30 days. The operated wells listed below have produced an average of 20 days and are listed from the most westerly located well to the most easterly located well:

Well	Formation	20-Day IP Rate BOEPD[1]	Lateral Length Feet	Approximate DSU[2] Acres	Infill Number in DSU[2]
Murielle 16-1E-163-101 (5 & 6)(3)	Three Forks	389	9,950	1,280	3rd well in DSU, 2nd Three Forks

Richard 2-13N-163-101 (1 & 12)(3)	Three Forks	196	10,158	1,280	5th well in DSU, 3rd Three Forks

[1] IP Rate BOEPD is calculated taking the cumulative production from each well divided by the number of days each well has been on production.
[2] Drill spacing unit (“DSU”)
[3] Based on first 20 days of production.

The Murielle 16-1E is a Three Forks infill well in the Stanley 8-1E spacing unit. The initial well productivity and oil cut of the Murielle well essentially mirrors the performance of the Stanley well which has recorded cumulative production of approximately 77,000 BOE for the first year of operation. The Richard 2-13N is the third Three Forks well completed in the Christianson 15-12 and Megan 13-12 spacing unit. The Richard 2-13N was put on pump following completion and has been showing an increasing oil flow rate as well as oil cuts approaching that of the offset wells, which are currently averaging between 50% and 55%.

In addition, two more operated wells have also been recently put on production:

Well	Formation	5-Day IP Rate BOEPD[1]	Lateral Length Feet	Approximate DSU[2] Acres	Infill Number in DSU[2]
Annie 15-32-164-101 (29 & 32) (3)	Three Forks	255	6,112	800	2nd well in DSU, 2nd Three Forks

James 15-20-163-102 (17 & 20) (3)	Three Forks	341	9,492	1,280	1st well in DSU, 1st Three Forks

[1] IP Rate BOEPD is calculated taking the cumulative production from each well divided by the number of days each well has been on production.
[2] Drill spacing unit (“DSU”)
[3] Based on first 5 days of production.

The Annie 15-32, a Three Forks infill well, has shown similar initial performance to its offset, the Lynda 15-32 that has produced over 40,000 BOE in its first 5 months of production. The James 15-20 is a west offset to the DeWitt State spacing unit and establishes production in a new DSU. Early performance indications are encouraging with the well cleaning in accordance with expectations, and averaging 341 BOEPD over the first 5 days on pump.

Operated Well Development Guidance

The Company currently has 6 gross (4.9 net) operated wells in the central portion of the Spyglass acreage that are awaiting completion, of which 4 gross (3.5 net) operated wells are on a 4-well pad and 2 gross (1.4 net) operated wells that are infill wells on separate DSUs.

The four wells on the single drill pad are located between the Bryce (Three Forks) well and the DSU with the Stanley (Three Forks), Taylor (Bakken) and Murielle (Three Forks) wells, all of which have exhibited strong production results. The wells on the 4-well pad are now expected to begin fracturing operations in mid-August. The other two wells awaiting completion, the Rick 13-31 and Eli 8-1E, are infill wells to the Tangedal 13-31 and the Taylor 16-1E, respectively. The Eli 8-1E is scheduled for stimulation in early August and the Rick 13-31 is scheduled for stimulation later this month. American Eagle plans to announce results of the wells once it has achieved approximately 30 days of cumulative production. The Company anticipates releasing these well results in an operations update near or after the end of September 2014, but prior to announcing third quarter 2014 results in November.

Thus far during the third quarter, American Eagle has added 2 gross (1.0 net) operated wells to production, has 6 gross (4.9 net) operated wells that are awaiting completion and is currently drilling its 52nd operated well in its Spyglass area. As discussed in the Company’s prior operations update, American Eagle has continued to improve drilling efficiencies and has been averaging approximately 24 days per well from spud-to-spud for wells drilling on separate drill pads. This has allowed the Company the ability to drill more wells than originally forecast.

At the Company’s current pace of development, American Eagle anticipates that it will drill approximately 28 gross (18 net) operated wells in 2014, spending approximately $113 million. The Company also plans to participate in the development of select non-operated interests in its Spyglass area and has allocated approximately $2 million to such development activities. American Eagle’s total well development budget for 2014 is approximately $115 million. At the Company’s current pace of development and assuming it maintains its existing two rig drilling program, American Eagle anticipates drilling approximately 30 gross (20 net) operated wells for a total cost of approximately $120 million during 2015 and participating in approximately 10 gross (0.3 net) non-operated wells for approximately $2 million.

Production Volume Guidance

American Eagle has reaffirmed its production volume guidance to exit 2014 at over 3,000 BOEPD. As discussed in the Company’s prior operations update, second quarter 2014 production was impacted by a number of road closures in Divide County due to heavy rains that required wells to be shut in when storage tanks were full. With improving weather in the basin, the Company estimates that its current production is approximately 2,200 to 2,300 BOEPD. American Eagle anticipates significant sequential quarterly production volume growth throughout the remainder of 2014 as a number of high working interest wells are anticipated to be brought onto production, including the 4-well pad that has an average working interest of 88%.

June 30, 2014 Estimated Proved Reserves

American Eagle’s estimated total proved reserves at June 30, 2014 were 15.4 MMBoe with an associated Pre-Tax PV-10 value of approximately $336.0 million. This represents a 14% increase over the Company’s estimated total proved reserves of 13.6 MMBoe (associated Pre-Tax PV-10 value of $308.1 million) for the period ending December 31, 2013. Proved developed reserves of 6.0 MMBoe (associated Pre-Tax PV-10 of $195.4 MM), represented a 28% increase over the period ending December 31, 2013, and reflect the focus of the 2014 drilling program on accelerating development of PUD locations, primarily in the Spyglass Area. Reserve estimates for both periods were engineered by Ryder Scott.

Proved Reserves and Pre-Tax PV-10 Value1 as of June 30, 2014

	Crude Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)	Pre-Tax PV-10 Value ($000s)
Proved Developed Properties[2]	5,370	3,965	6,031	$195,373
PUD Properties[3]	8,373	6,078	9,386	$140,663

Total Estimated Proved Properties	13,743	10,043	15,417	$336,036

1 Ryder Scott used SEC pricing for oil and natural gas in calculating Pre-Tax PV-10. Pre-Tax PV-10 is a non-GAAP financial measure. See additional disclosures at end of release.

2 Proved Developed Properties includes Proved Developed Producing (“PDP”) and Proved Developed Nonproducing (“PDNP”).

3 Proved Undeveloped.

Liquidity and Shares Outstanding

As of June 30, 2014, American Eagle had approximately $22.2 million in cash, $108.0 million total debt outstanding and 30.4 million shares of common stock outstanding. Due to increased efficiencies in drilling and weather impacts during the first half of 2014 that increased well completion costs and delayed production, the Company ended the second quarter of 2014 with approximately $20.8 million of negative working capital when classifying marketable securities as current assets and excluding its debt and commodity derivative liabilities from current liabilities. American Eagle’s Credit Agreement was amended in part to defer compliance with the covenant governing its current ratio until the quarter ending September 30, 2014

Conference Call

American Eagle will host a conference call on Monday, August 4, 2014 at 8:00 a.m. Eastern Time (6:00 a.m. Mountain Time) to discuss financial and operational results for the quarter.

American Eagle Energy Corporation 2Q 2014 Financial and Operational Results Conference Call
Date:	Monday, August 4, 2014
Time:	8:00 a.m. Eastern Time
7:00 a.m. Central Time
6:00 a.m. Mountain Time
5:00 a.m. Pacific Time
Webcast:	Live and rebroadcast over the Internet at American Eagle website
Website:	www.americaneagleenergy.com
Telephone Dial-In:	877-407-9171 (toll-free) and 201-493-6757 (international)
Telephone Replay:	Available through Friday, August 11, 2014
877-660-6853 (toll-free) and 201-612-7415 (international)
Passcode: 13572777

Pre-Tax PV-10 Disclosures

Pre-Tax PV-10 values oil and natural gas reserve quantities and related discounted future net cash flows as of June 30, 2014 assuming average constant realized prices of $89.22 per Bbl of oil and $5.08 per Mcf for natural gas. The average natural gas price reflects the value of processed natural gas sales and natural gas liquids. Under SEC guidelines, these prices represent the average prices per Bbl of oil and per Mcf of natural gas at the beginning of each month in the 12-month period prior to the end of the reporting period, which averages are then adjusted to reflect applicable transportation and quality differentials. Boe are computed based on a conversion ratio of one Boe for each barrel of oil and one Boe for every 6,000 cubic feet (6 Mcf) of natural gas.

The Company’s Pre-Tax PV-10 assumes prices and costs discounted using an annual discount rate of 10% without future escalation and without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization. The Pre-Tax PV-10 values of the Company's estimated proved reserves may be considered a non-GAAP financial measure as defined by the SEC.

Uncertainties are inherent in estimating quantities of proved reserves, including many risk factors beyond the Company's control. Reserve engineering is a subjective process of estimating subsurface accumulations of oil and natural gas that cannot be measured in an exact manner. As a result, estimates of proved reserves may vary depending upon the engineer valuing the reserves. Further, the Company's actual realized price for its oil and natural gas is not likely to average the pricing parameters used to calculate its proved reserves. As such, the oil and natural gas quantities and the value of those commodities ultimately recovered from the Company's properties will vary from reserve estimates.

ABOUT AMERICAN EAGLE ENERGY CORPORATION

American Eagle Energy Corporation is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota, targeting the Bakken and Three Forks shale oil formations. The Company is based in Denver, CO. More information about American Eagle can be found at www.americaneagleenergy.com or by contacting investor relations at 303-798-5235 or ir@amzgcorp.com. Company filings with the Securities and Exchange Commission can be obtained free of charge at the SEC’s website at www.sec.gov.

SAFE HARBOR

This press release may contain forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this press release regarding the Company’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “possible,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties and important factors (many of which are beyond the Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the amount we may invest, the location, and the scale of the drilling projects in which we intend to participate; our beliefs with respect to the potential value of drilling projects; our beliefs with regard to the impact of environmental and other regulations on our business; our beliefs with respect to the strengths of our business model; our assumptions, beliefs, and expectations with respect to future market conditions; our plans for future capital expenditures; and our capital needs, the adequacy of our capital resources, and potential sources of capital.

The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company does not assume any obligations to update any of these forward-looking statements.

AMERICAN EAGLE ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
	2014	2013
Current assets:
Cash	$22,187,502	$31,850,161
Trade receivables	21,054,292	17,919,518
Income tax receivable	25,000	-
Prepaid expenses	124,727	68,194
Total current assets	43,391,521	49,837,873
Equipment and leasehold improvements, net of accumulated depreciation and amortization of $390,261 and $322,437, respectively	296,950	173,516
Oil and gas properties, full-cost method – subject to amortization, net of accumulated depletion of $22,236,408 and $12,849,063, respectively	265,552,093	155,145,039
Oil and gas properties, full-cost method – not subject to amortization	2,487,322	2,487,158
Marketable securities	1,418,446	1,049,944
Other assets	6,740,115	7,503,612
Total assets	$319,886,447	$216,197,142

Current liabilities:
Accounts payable and accrued liabilities	$65,573,253	$41,842,068
Derivative liability	3,959,643	64,737
Current portion of long-term debt	108,000,000	3,000,000
Total current liabilities	177,532,896	44,906,805
Asset retirement obligation	1,405,488	1,059,689
Noncurrent portion of long-term debt	-	105,000,000
Noncurrent derivative liability	4,878,187	749,872
Deferred taxes	2,650,619	5,385,954
Total liabilities	186,467,190	157,102,320
Stockholders’ equity:
Common stock, $.001 par value, 48,611,111 shares authorized, 30,436,766 and 17,712,151 shares outstanding	30,437	17,712
Additional paid-in capital	146,381,963	67,197,521
Accumulated other comprehensive loss	49,783	(5,747)
Accumulated deficit	(13,042,926)	(8,114,664)
Total stockholders’ equity	133,419,257	59,094,822
Total liabilities and stockholders’ equity	$319,886,447	$216,197,142

AMERICAN EAGLE ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three-Month Period Ended June 30,		For the Six-Month Period Ended June 30,
	2014	2013	2014	2013
Oil and gas sales	$16,462,664	$10,369,993	$29,008,143	$17,998,700

Operating expenses:
Oil and gas production costs	5,200,481	2,953,522	8,853,357	4,602,056
General and administrative	1,662,493	1,260,329	3,680,031	2,567,662
Depletion, depreciation and amortization expense	5,706,588	2,116,378	9,342,507	3,391,301
Impairment of oil and gas properties, subject to amortization	-	-	-	1,525,027

Total operating expenses	12,569,562	6,330,229	21,875,895	12,086,046

Total operating income	3,893,102	4,039,764	7,132,248	5,912,654

Interest income	-	1,472	642	4,628
Dividend income	11,685	16,982	27,481	34,222
Interest expense	(3,250,568)	(414,797)	(6,465,520)	(833,137)
Loss on settlement of derivatives	(457,008)	-	(341,360)	-
Change in fair value of derivatives	(6,200,119)	186,754	(8,023,221)	159,247

Income (loss) before taxes	(6,002,908)	3,830,175	(7,669,730)	5,277,614

Income tax expense (benefit)	(2,103,093)	1,192,691	(2,741,468)	2,284,783

Net income (loss)	$(3,899,815)	$2,637,484	$(4,928,262)	$2,992,831

Net income (loss) per common share:
Basic	$(0.13)	$0.21	$(0.20)	$0.24
Diluted	$(0.13)	$0.20	$(0.20)	$0.23

Weighted average number of shares outstanding -
Basic	30,436,424	12,517,087	24,529,013	12,494,987
Diluted	30,436,424	12,992,218	24,529,013	12,944,561

AMERICAN EAGLE ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF

COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	For the Three-Month Period Ended June 30,		For the Six-Month Period Ended June 30,
	2014	2013	2014	2013
Net income (loss)	$(3,899,815)	$2,637,484	$(4,928,262)	$2,992,831

Other comprehensive income (loss), net of tax:
Unrealized foreign exchange gains (losses)	(272,769)	42,220	(116,573)	12,783
Unrealized gains (losses) on securities	214,963	(32,999)	172,103	(33,817)
Total other comprehensive income (loss), net of tax	(57,806)	9,221	55,530	(21,034)

Comprehensive income (loss)	$(3,957,621)	$2,646,705	$(4,872,732)	$2,971,797

AMERICAN EAGLE ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six-Month Periods Ended June 30,
	2014	2013
Cash flows provided by operating activities:
Net income (loss)	$(4,928,262)	$2,992,831
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash transactions:
Stock-based compensation	898,674	524,520
Depletion, depreciation and amortization	9,342,507	3,391,301
Accretion of discount on asset retirement obligation	51,491	27,303
Amortization of deferred financing costs	763,497	112,175
Provision for deferred income tax expense (benefit)	(2,735,335)	2,278,509
Impairment of oil and gas properties	-	1,525,027
Change in fair value of derivatives	8,023,221	(159,247)
Foreign currency transaction gains	-	2,121
Changes in operating assets and liabilities:
Prepaid expense	(56,484)	(199,492)
Trade receivables	(3,612,973)	(1,255,617)
Income taxes receivable	(25,000)	-
Accounts payable and accrued liabilities	1,512,529	4,621,105

Net cash provided by operating activities	9,233,865	13,860,536

Cash flows used for investing activities:
Additions to oil and gas properties	(96,784,537)	(16,986,731)
Additions to equipment and leasehold improvements	(191,258)	(10,318)
Decrease in amounts due to Carry Agreement partner	-	(2,283,973)
Purchase of marketable securities	(196,400)	-
Net cash used for investing activities	(97,172,195)	(19,281,022)

Cash flows provided by financing activities:
Proceeds from issuance of stock	78,298,493	4,000,000
Proceeds from issuance of long-term debt	-	2,000,000
Repayment of long-term debt	-	(2,611,463)
Net cash provided by financing activities	78,298,493	3,388,537
Effect of exchange rate changes on cash	(22,822)	26,278
Net change in cash	(9,662,659)	(2,005,671)
Cash - beginning of period	31,850,161	19,057,727
Cash - end of period	$22,187,502	$17,052,056

Non-GAAP Financial Measures

Adjusted EBITDA

In addition to reporting net income (loss) as defined under GAAP, American Eagle also presents net earnings before interest income, dividend income, interest expense, income taxes, depletion, depreciation, and amortization, non-cash expenses related to stock-based compensation, impairment of oil and gas properties, loss on early extinguishment of debt, and change in value of derivatives recognized under ASC Topic 718 (“Adjusted EBITDA”), which is a non-GAAP performance measure. Adjusted EBITDA consists of net earnings after adjustment for those items described in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to GAAP measurements, such as net income (loss) (its most directly comparable GAAP measure), and the calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, American Eagle believes the measure is useful in evaluating its fundamental core operating performance. The Company also believes that Adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. American Eagle’s management uses Adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Management does not view Adjusted EBITDA in isolation and also uses other measurements, such as net income (loss) and revenues to measure operating performance. The following table provides a reconciliation of net income (loss) to Adjusted EBITDA for the periods presented:

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013

Net income (loss)	$(3,899,815)	$(1,028,447)	$(462,160)	$(936,237)	$2,637,484
Less: Interest income	-	(641)	(6,964)	(1,700)	(1,472)
Less: Dividend income	(11,685)	(15,797)	(16,523)	(16,697)	(16,982)
Add: Interest expense	3,250,568	3,214,952	3,207,039	1,315,865	414,797
Add: Income tax expense (benefit)	(2,103,093)	(638,375)	130,056	(646,123)	1,192,691
Add: Depletion, depreciation and amortization	5,706,588	3,635,919	4,158,124	2,524,039	2,116,378
Add: Stock-based compensation	444,648	454,026	375,756	302,842	287,172
Add: Impairment of oil and gas properties	-	-	206,508	-	-
Add: Loss on early extinguishment of debt	-	-	-	3,713,972	-
Add: Change in value of derivatives	6,200,119	1,823,102	39,569	934,287	(186,754)
Adjusted EBITDA	$9,587,330	$7,444,739	$7,631,405	$7,190,248	$6,443,314

Adjusted Cash Flow

In addition to reporting net income (loss) as defined under GAAP, American Eagle also presents cash flow after paying interest expense (“Adjusted Cash Flow”), which is a non-GAAP performance measure. Adjusted Cash Flow consists of Adjusted EBITDA after adjustment for those items described in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to GAAP measurements, such as net income (loss) (its most directly comparable GAAP measure), and the calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, American Eagle believes the measure is useful in evaluating its fundamental core operating performance. The Company also believes that Adjusted Cash Flow is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. American Eagle’s management uses Adjusted Cash Flow to manage its business, including in preparing its annual operating budget and financial projections. Management does not view Adjusted Cash Flow in isolation and also uses other measurements, such as net income (loss) and revenues to measure operating performance. The following table provides a reconciliation of Adjusted EBITDA to Adjusted Cash Flow for the periods presented:

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013

Adjusted EBITDA (1)	$9,587,330	$7,444,739	$7,631,405	$7,190,248	$6,443,314
Less: Interest expense	(3,250,568)	(3,214,952)	(3,207,039)	(1,315,865)	(414,797)
Add: Amortization of deferred financing costs (non-cash)	383,857	379,640	327,922	161,758	66,944
Adjusted Cash Flow	$6,720,619	$4,609,427	$4,752,288	$6,036,141	$6,095,461

Adjusted Cash Flow per share - basic	$0.22	$0.25	$0.34	$0.46	$0.49
Adjusted Cash Flow per share - diluted	$0.22	$0.24	$0.33	$0.44	$0.47

Weighted average shares - basic	30,436,424	18,556,695	13,961,688	13,223,608	12,517,087
Weighted average shares - diluted	31,017,574	19,205,118	14,598,836	13,732,595	12,992,218

(1) See previous table for reconciliation of net income (loss) to Adjusted EBITDA.

Adjusted Income

In addition to reporting net income (loss) as defined under GAAP, American Eagle also presents net earnings before the impairment of oil and gas properties, loss on early extinguishment of debt, and non-cash expenses related to the change in fair value of derivatives (“adjusted income (loss)”), which is a non-GAAP performance measure. Adjusted income (loss) consists of net earnings after adjustment for those items described in the table below. Adjusted income (loss) does not represent, and should not be considered an alternative to GAAP measurements, such as net income (loss), and the calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, American Eagle believes the measure is useful in evaluating its fundamental core operating performance. The Company also believes that adjusted income (loss) is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. American Eagle’s management uses adjusted income (loss) to manage its business, including in preparing its annual operating budget and financial projections. Management does not view adjusted income (loss) in isolation and also uses other measurements, such as net income (loss) and revenues to measure operating performance. The following table provides a reconciliation of net income (loss), to adjusted income (loss) for the periods presented:

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013

Net income (loss)	$(3,899,815)	$(1,028,447)	$(462,160)	$(936,237)	$2,637,484
Add: Impairment of oil and gas properties	-	-	206,508	-	-
Add: Loss on early extinguishment of debt	-	-	-	3,713,972	-
Add: Change in fair value of derivatives	6,200,119	1,823,102	39,569	934,287	(186,754)
Adjusted Income / (Loss)	$2,300,303	$794,655	$(216,083)	$3,712,022	$2,450,730

Adjusted Income (Loss) per share - basic	$0.08	$0.04	$(0.02)	$0.28	$0.20
Adjusted Income (Loss) per share - diluted	$0.07	$0.04	$(0.01)	$0.27	$0.19

Weighted average shares - basic	30,436,424	18,556,695	13,961,688	13,223,608	12,517,087
Weighted average shares - diluted	31,017,574	19,205,118	14,598,836	13,732,595	12,992,218

CORPORATE CONTACT:

Marty Beskow, CFA

Vice President of Capital Markets and Strategy

American Eagle Energy Corporation

720-330-8378

ir@amzgcorp.com

www.americaneagleenergy.com